Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Crawford & Company Reports 2015 Third Quarter Results
Announces Further Restructuring and Revises 2015 Guidance

ATLANTA, GA. (November 9, 2015) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the third quarter ended September 30, 2015.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Third Quarter 2015 Summary

•	Revenues before reimbursements of $293.3 million, flat with $293.8 million for the third quarter of 2014

•	Net (loss) income attributable to shareholders of $(0.9) million, down from $10.2 million in the same period last year

•	Diluted loss per share of $(0.01) for CRDA and $(0.03) for CRDB, after restructuring and special charges

•	Diluted earnings per share of $0.14 for CRDA and $0.12 for CRDB on a non-GAAP basis, before restructuring and special charges

•	Americas segment achieved 13% operating margin during third quarter 2015

•	Broadspire segment delivered 9% revenue growth with operating margins at 10% during third quarter of 2015

•
Overall consolidated results were also negatively impacted in the 2015 period by a lack of weather-related claims in the U.S. and EMEA/AP, the expected runoff of certain large projects in Legal Settlement Administration, and an increase in our effective tax rate

•	Incurred restructuring and special charges of $11.1 million

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

"I am very excited to be leading Crawford during this interim time period given the significant opportunity that I see on the horizon for our Company, employees, clients and shareholders. While the market backdrop remains a headwind to our financial results, I am extremely impressed with the strength of the Crawford brand globally as well as the feedback that I have received from our clients. As a result of our recent strategic review, we believe that we have an opportunity to transform Crawford into a company with more predictable business results and cash flows while reducing our dependence on severe weather," stated Mr. Harsha V. Agadi, interim Chief Executive Officer of Crawford & Company. "To achieve this goal, we have implemented a restructuring plan designed to remove approximately $25.0 to $28.0 million from the Company's expense base as we enter 2016. This plan is incremental to our previously announced restructuring plans that are targeting approximately $22.0 million in benefits in 2016 from the GAB Robins and EMEA/AP restructuring activities, the Americas segment restructuring and the Global Business Services Center in Manila that were previously announced."

Mr. Agadi continued, "Many of our businesses such as Broadspire and Contractor Connection have more predictable and consistent results. As we aggressively reduce administrative and back office expenses, we expect to drive margin expansion across our entire company without loss of competitiveness or revenue generation ability. We believe that this will position Crawford for healthy revenue growth and profitability assuming no improvement to the current challenging market backdrop. We are just beginning to see the benefits from our initial cost reduction plans from earlier in the year as our Americas segment exceeded its operating margin target of 10% in the third quarter with a 13% margin. Broadspire also delivered 10% operating margins, an increase of 200 basis points from the second quarter of this year. While our Legal Settlement Administration segment continues to work through the run off of a few large cases, which will remain a headwind to our results through the balance of the year and likely into 2016, we are also looking carefully at the segment expense base in this operation to identify opportunities to improve its profitability."

Mr. Agadi concluded, "While our overall results are not where they need to be, I am excited by the opportunities in 2016 and am optimistic about where our Company is heading. We believe that our cost reduction activities, when complete, will enable our businesses to achieve their operating margin targets in the current claim environment and provide an opportunity for significant profit contribution when claim volumes begin to grow. We are positioning our Company to create long-term shareholder value by focusing on profitable growth and leveraging the Company's numerous global resources."

Third Quarter 2015 Financial Results Compared to Prior Year Period

Third quarter 2015 consolidated revenues before reimbursements totaled $293.3 million, compared with $293.8 million for third quarter 2014. Third quarter 2015 net loss attributable to shareholders of Crawford & Company was $(0.9) million compared with net income of $10.2 million in the third quarter of 2014. Third quarter 2015 diluted loss per share was $(0.01) for CRDA and $(0.03) for CRDB, compared with diluted earnings per share of $0.19 for CRDA and $0.17 for CRDB in the prior year quarter. Consolidated operating earnings, a non-GAAP financial measure, were $23.1 million in the 2015 third quarter, compared with $22.9 million in the 2014 period.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

During the 2015 third quarter, the Company recorded restructuring and special charges of $11.1 million, or $0.15 per share. Restructuring charges of $6.1 million for the 2015 third quarter were comprised of costs associated with the ongoing implementation of its Global Business Services Center in Manila, Philippines, integration costs related to the GAB Robins acquisition and EMEA/AP restructuring activities, and other restructuring activities in the Americas segment. Special charges of $5.0 million for the quarter were incurred for certain legal and professional fees and employee separation costs. Before these restructuring and special charges, third quarter 2015 diluted earnings per share on a non-GAAP basis were $0.14 for CRDA and $0.12 for CRDB.

Segment Results

Americas
Americas revenues before reimbursements were $92.0 million in the third quarter of 2015, decreasing from $92.2 million in the third quarter of 2014. The slight decrease, resulting from a decrease in the U.S. Claims Field Operations service line revenues due to a reduction of weather-related case volumes, was substantially offset by an increase in the U.S. Catastrophe Services service line revenues resulting from an outsourcing project for a major U.S. insurance carrier and an increase in U.S. Contractor Connection revenues. Changes in foreign exchange rates reduced our Americas revenues by approximately 6% for the three months ended September 30, 2015. Operating earnings were $12.2 million in the 2015 third quarter, compared with $7.0 million in the third quarter of 2014, representing an operating margin of 13% and 8% in the 2015 and 2014 periods, respectively.

EMEA/AP
Third quarter 2015 revenues before reimbursements for the EMEA/AP segment totaled $98.3 million, compared with $86.2 million in the 2014 third quarter. This increase was due to the inclusion of $19.6 million in revenues from the acquisition of GAB Robins in the U.K. Changes in foreign exchange rates negatively impacted revenues in this segment by approximately 14% in the third quarter of 2015 compared with the prior year period. EMEA/AP operating earnings were $6.7 million in the 2015 third quarter, compared with $4.2 million in the 2014 quarter. The segment's operating margin was 7% in the 2015 period as compared to 5% in the 2014 quarter.

Broadspire
Broadspire segment revenues before reimbursements were $74.2 million in the 2015 third quarter, up from $68.2 million in the 2014 third quarter. Broadspire recorded operating earnings of $7.4 million in the third quarter of 2015, representing an operating margin of 10%, compared with $4.4 million, or 6% of revenues, in the 2014 third quarter. The overall increase in 2015 revenues was primarily due to organic growth, new clients, higher client retention, the transfer of accident and health cases from our U.S. Claims Field Services service line in the Americas segment, and increased medical management services referrals.

Legal Settlement Administration
Legal Settlement Administration revenues before reimbursements were $28.8 million in the third quarter of 2015, compared with $47.2 million in the same period of 2014. The decrease in revenues was primarily due to declines in volumes associated with several large cases. Operating earnings were $1.1 million in the 2015 third quarter as compared to $7.7 million in the 2014 period, with the related operating margin decreasing from 16% in the 2014 period to 4% in the 2015 period.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Unallocated Corporate and Shared Costs, Net
Unallocated corporate costs were $4.3 million in the third quarter of 2015, compared with $0.5 million in the same period of 2014. This increase was a result of settlement of a specific legal claim of $1.3 million in 2015. There was no such settlement in 2014. In addition, during the 2015 period these expenses increased $1.2 million due to higher self-insured expenses and $0.4 million due to U.S. defined benefit pension expense.

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of September 30, 2015 totaled $58.3 million compared with $52.5 million at December 31, 2014.

The Company's operations provided $21.1 million of cash during the first nine months of 2015, compared with $44.2 million used during the first nine months of 2014. The $65.4 million improvement in cash provided by operating activities in the first nine months of 2015 compared with the 2014 period was primarily due to improved collections of accounts receivable and lower payments for accrued liabilities, including incentive compensation, offsetting the decline in net income.

The Company's effective tax rate increased during the third quarter and first nine months of 2015, as compared to the 2014 periods due primarily to lower pretax income, our inability to recognize tax benefits for certain international net operating losses, fluctuations in the mix of income earned, and changes in enacted tax rates. Current year losses in certain operations, including losses due to restructuring and special charges, are in jurisdictions with lower tax rates or where the losses are unable to be benefited.

2015 Guidance

Crawford & Company is revising its guidance for 2015 as follows:

•	Consolidated revenues before reimbursements between $1.15 and $1.17 billion;

•	Consolidated operating earnings between $60.0 and $65.0 million;

•	Consolidated cash provided by operating activities between $20.0 and $30.0 million;

•
Before restructuring and special charges, net income attributable to shareholders of Crawford & Company between $20.0 and $25.0 million, or $0.39 to $0.48 diluted earnings per CRDA share, or $0.32 to $0.41 diluted earnings per CRDB share.

•
After restructuring and special charges, net (loss) income attributable to shareholders of Crawford & Company between $(4.0) and $1.0 million, or $(0.04) to $0.05 diluted (loss) earnings per CRDA share, or $(0.11) to $(0.02) diluted loss per CRDB share;

In addition to the special charge of $5.0 million, the Company expects to incur pretax restructuring charges in 2015 totaling approximately $27.0 to $32.0 million. This is comprised of approximately $8.4 million for the integration of GAB Robins and restructuring in the EMEA/AP segment, $6.3 million related to the establishment of a Global Business Services Center in Manila, Philippines, and $2.3 million related to restructuring activities in the Americas segment. In addition, the Company expects to incur an additional restructuring charge of approximately $10.0 to $15.0 million during the 2015 fourth quarter to remove approximately $25.0 to $28.0 million of annual costs.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

In recent periods the Company has derived a material portion of its revenues and operating earnings from a limited number of client engagements and special projects within its Legal Settlement Administration segment, specifically its work on the gulf-related class action settlement. Although the Company continued to earn revenues from the Legal Settlement Administration projects in the third quarter 2015, these revenues, and related operating earnings, were at a reduced rate as compared to 2014. The projects continue to wind down, and the Company expects these revenues, and related operating earnings, to be at a reduced rate in all future periods. No assurances of timing of the project end dates and, therefore, continued revenues or operating earnings, can be provided. In the event the Company is unable to replace revenues and related operating earnings from these projects as they wind down, or upon the termination or other expiration thereof, with revenues and operating earnings from new projects and customers within this or other segments, there could be a material adverse effect on the Company's results of operations.

Conference Call

Crawford & Company's management will host a conference call with investors on Monday, November 9, 2015 at 3:00 p.m. Eastern Time to discuss third quarter 2015 results. The call will be recorded and available for replay through December 8, 2015. You may dial 1-855-859-2056 to listen to the replay. The access code is 33498436. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of income.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net (loss) income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Following is a reconciliation of segment and consolidated operating earnings to net (loss) income attributable to shareholders of Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Quarter ended				Nine months ended
	September 30, 2015	% Margin	September 30, 2014	% Margin	September 30, 2015	% Margin	September 30, 2014	% Margin
Operating Earnings:
Americas	$12,163	13%	$7,036	8%	$27,035	10%	$22,112	8%
EMEA/AP	6,652	7%	4,225	5%	9,286	3%	10,435	4%
Broadspire	7,429	10%	4,422	6%	16,972	8%	9,140	5%
Legal Settlement Administration	1,141	4%	7,668	16%	9,813	10%	18,335	14%
Unallocated corporate and shared costs, net	(4,297)	(1)%	(500)	—%	(11,639)	(1)%	(2,190)	—%
Consolidated Operating Earnings	23,088	8%	22,851	8%	51,467	6%	57,832	7%
Deduct:
Net corporate interest expense	(2,332)	(1)%	(1,680)	(1)%	(6,238)	(1)%	(4,532)	(1)%
Stock option expense	(30)	—%	(184)	—%	(357)	—%	(680)	—%
Amortization expense	(2,350)	(1)%	(1,543)	(1)%	(6,782)	(1)%	(4,746)	(1)%
Restructuring and special charges	(11,078)	(4)%	—	—%	(16,383)	(2)%	—	—%
Income taxes	(8,385)	(3)%	(9,244)	(3)%	(15,335)	(2)%	(20,494)	(2)%
Net loss (income) attributable to non-controlling interests	230	—%	(8)	—%	(189)	—%	(72)	—%
Net (loss) income attributable to shareholders of Crawford & Company	$(857)	—%	$10,192	3%	$6,183	1%	$27,308	3%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Further information regarding the Company's operating results for the quarter and nine months ended September 30, 2015, financial position as of September 30, 2015, and cash flows for the nine months ended September 30, 2015 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest (based on annual revenues) independent provider of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting CRDA than on the voting CRDB, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended September 30,	2015	2014	% Change

Revenues:

Revenues Before Reimbursements	$293,335	$293,831	—%
Reimbursements	16,649	21,079	(21)%
Total Revenues	309,984	314,910	(2)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	211,106	213,442	(1)%
Reimbursements	16,649	21,079	(21)%
Total Costs of Services	227,755	234,521	(3)%

Selling, General, and Administrative Expenses	61,738	59,348	4%
Corporate Interest Expense, Net	2,332	1,680	39%
Restructuring and Special Charges	11,078	—	nm
Total Costs and Expenses	302,903	295,549	2%

Other Income	217	83	161%

Income Before Income Taxes	7,298	19,444	(62)%
Provision for Income Taxes	8,385	9,244	(9)%

Net (Loss) Income	(1,087)	10,200	(111)%

Net Loss (Income) Attributable to Noncontrolling Interests	230	(8)	nm

Net (Loss) Income Attributable to Shareholders of Crawford & Company	$(857)	$10,192	(108)%

(Loss) Earnings Per Share - Basic:
Class A Common Stock	$(0.01)	$0.19	(105)%
Class B Common Stock	$(0.03)	$0.17	(118)%

(Loss) Earnings Per Share - Diluted:
Class A Common Stock	$(0.01)	$0.19	(105)%
Class B Common Stock	$(0.03)	$0.17	(118)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Nine Months Ended September 30,	2015	2014	% Change

Revenues:

Revenues Before Reimbursements	$885,510	$857,396	3%
Reimbursements	55,506	53,925	3%
Total Revenues	941,016	911,321	3%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	662,537	625,584	6%
Reimbursements	55,506	53,925	3%
Total Costs of Services	718,043	679,509	6%

Selling, General, and Administrative Expenses	179,346	179,980	—%
Corporate Interest Expense, Net	6,238	4,532	38%
Restructuring and Special Charges	16,383	—	nm
Total Costs and Expenses	920,010	864,021	6%

Other Income	701	574	22%

Income Before Income Taxes	21,707	47,874	(55)%
Provision for Income Taxes	15,335	20,494	(25)%

Net Income	6,372	27,380	(77)%

Net Income Attributable to Noncontrolling Interests	(189)	(72)	nm

Net Income Attributable to Shareholders of Crawford & Company	$6,183	$27,308	(77)%

Earnings Per Share - Basic:
Class A Common Stock	$0.14	$0.52	(73)%
Class B Common Stock	$0.08	$0.48	(83)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.14	$0.51	(73)%
Class B Common Stock	$0.08	$0.47	(83)%

Cash Dividends Per Share:
Class A Common Stock	$0.21	$0.17	24%
Class B Common Stock	$0.15	$0.13	15%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2015 and December 31, 2014
(In Thousands, Except Par Values)

		*
	September 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and Cash Equivalents	$58,329	$52,456
Accounts Receivable, Net	178,571	180,096
Unbilled Revenues, at Estimated Billable Amounts	112,073	103,163
Income Taxes Receivable	2,779	2,779
Prepaid Expenses and Other Current Assets	26,070	29,089
Total Current Assets	377,822	367,583

Property and Equipment	147,881	143,273
Less Accumulated Depreciation	(106,752)	(102,414)
Net Property and Equipment	41,129	40,859

Other Assets:
Goodwill	142,762	131,885
Intangible Assets Arising from Business Acquisitions, Net	108,391	75,895
Capitalized Software Costs, Net	79,819	75,536
Deferred Income Tax Assets	68,658	66,927
Other Noncurrent Assets	35,605	30,634
Total Other Assets	435,235	380,877

Total Assets	$854,186	$789,319

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$6,566	$2,002
Accounts Payable	45,853	48,597
Accrued Compensation and Related Costs	63,494	82,151
Self-Insured Risks	15,381	14,491
Income Taxes Payable	11,860	2,618
Deferred Income Taxes	13,924	14,523
Deferred Rent	11,629	13,576
Other Accrued Liabilities	41,117	35,784
Deferred Revenues	46,725	45,054
Current Installments of Long-Term Debt and Capital Leases	1,808	763
Total Current Liabilities	258,357	259,559

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	250,519	154,046
Deferred Revenues	27,066	26,706
Self-Insured Risks	9,301	10,041
Accrued Pension Liabilities	115,122	142,343
Other Noncurrent Liabilities	17,000	17,271
Total Noncurrent Liabilities	419,008	350,407

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,347	30,497
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	41,813	38,617
Retained Earnings	294,193	301,091
Accumulated Other Comprehensive Loss	(226,048)	(221,958)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	164,995	172,937
Noncontrolling Interests	11,826	6,416
Total Shareholders' Investment	176,821	179,353

Total Liabilities and Shareholders' Investment	$854,186	$789,319
* Derived from the audited Consolidated Balance Sheet

Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)
Three Months Ended September 30,

	Americas		%	EMEA/AP		%	Broadspire		%	Legal Settlement Administration		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change	2015	2014	Change

Revenues Before Reimbursements	$92,007	$92,181	—%	$98,271	$86,173	14%	$74,225	$68,242	9%	$28,832	$47,235	(39)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	57,767	60,588	(5)%	61,815	59,987	3%	39,062	37,371	5%	21,448	31,991	(33)%
% of Revenues Before Reimbursements	63%	66%		63%	70%		53%	55%		74%	68%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	22,077	24,557	(10)%	29,804	21,961	36%	27,734	26,449	5%	6,243	7,576	(18)%
% of Revenues Before Reimbursements	24%	27%		30%	25%		37%	39%		22%	16%

Total Operating Expenses	79,844	85,145	(6)%	91,619	81,948	12%	66,796	63,820	5%	27,691	39,567	(30)%

Operating Earnings (1)	$12,163	$7,036	73%	$6,652	$4,225	57%	$7,429	$4,422	68%	$1,141	$7,668	(85)%
% of Revenues Before Reimbursements	13%	8%		7%	5%		10%	6%		4%	16%

Nine Months Ended September 30,

	Americas		%	EMEA/AP		%	Broadspire		%	Legal Settlement Administration		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change	2015	2014	Change

Revenues Before Reimbursements	$280,664	$273,673	3%	$286,725	$253,755	13%	$217,590	$199,706	9%	$100,531	$130,262	(23)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	183,462	176,256	4%	188,131	178,793	5%	118,012	112,478	5%	70,773	90,977	(22)%
% of Revenues Before Reimbursements	65%	64%		66%	70%		54%	56%		70%	70%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	70,167	75,305	(7)%	89,308	64,527	38%	82,606	78,088	6%	19,945	20,950	(5)%
% of Revenues Before Reimbursements	25%	28%		31%	25%		38%	39%		20%	16%

Total Operating Expenses	253,629	251,561	1%	277,439	243,320	14%	200,618	190,566	5%	90,718	111,927	(19)%

Operating Earnings (1)	$27,035	$22,112	22%	$9,286	$10,435	(11)%	$16,972	$9,140	86%	$9,813	$18,335	(46)%
% of Revenues Before Reimbursements	10%	8%		3%	4%		8%	5%		10%	14%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 5-6 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2015 and September 30, 2014
Unaudited
(In Thousands)

	2015	2014
Cash Flows From Operating Activities:
Net Income	$6,372	$27,380
Reconciliation of Net Income to Net Cash Provided By (Used In) Operating Activities:
Depreciation and Amortization	32,219	28,102
Stock-Based Compensation	2,369	1,931
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	14,190	(28,566)
Unbilled Revenues, Net	(8,604)	(23,083)
Accrued or Prepaid Income Taxes	9,838	9,777
Accounts Payable and Accrued Liabilities	(31,247)	(36,470)
Deferred Revenues	1,064	1,831
Accrued Retirement Costs	(14,952)	(20,334)
Prepaid Expenses and Other Operating Activities	9,890	(4,816)
Net Cash Provided By (Used In) Operating Activities	21,139	(44,248)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(10,296)	(9,207)
Proceeds from Disposals of Property and Equipment	—	1,289
Capitalization of Computer Software Costs	(16,182)	(12,204)
Payments for Acquisitions, Net of Cash Acquired	(68,259)	(3,324)
Cash Surrendered in Sale of Business	—	(1,554)
Net Cash Used In Investing Activities	(94,737)	(25,000)

Cash Flows From Financing Activities:
Cash Dividends Paid	(10,151)	(8,353)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(2)	(1,361)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	1,196	1,268
Repurchases of Common Stock	(137)	(3,157)
Increases in Short-Term and Revolving Credit Facility Borrowings	126,032	118,777
Payments on Short-Term and Revolving Credit Facility Borrowings	(31,645)	(67,295)
Payments on Capital Lease Obligations	(1,586)	(661)
Dividends Paid to Noncontrolling Interests	(186)	—
Other Financing Activities	(4)	(410)
Net Cash Provided By Financing Activities	83,517	38,808

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(4,046)	(771)
Increase (Decrease) in Cash and Cash Equivalents	5,873	(31,211)
Cash and Cash Equivalents at Beginning of Year	52,456	75,953
Cash and Cash Equivalents at End of Period	$58,329	$44,742